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National Instruments Reports Preliminary Revenue Estimate of $202 Million for Q4 2008

Company Expects to Report an Annual Revenue Record of $820 Million - An 11 Percent Year-over-Year Increase

AUSTIN, Texas – Jan. 2, 2009 – National Instruments (Nasdaq: NATI) today announced that its preliminary estimate for fourth-quarter revenue is $202 million, a 1 percent year-over-year decline in revenue compared to Q4 2007 and $2 million, or 1 percent, below the low-end of the guidance which the company provided on December 4, 2008.

For the full year the company currently expects to report revenue of approximately $820 million, an 11 percent increase over 2007.  This would represent the sixth consecutive annual record revenue for the company.  Given that the U.S. economy was in recession throughout 2008 and the U.S.  Purchasing Managers Index (PMI) averaged approximately 46 during the year, National Instrument’s 11 percent year-over-year revenue growth was a very good relative performance.

On December 4, the company lowered its revenue guidance by 2 percent in response to the dramatic fall in the global PMI index in October and November and also in anticipation of a pause in business toward the end of December as a result of customer shutdowns that had been announced up to that point.  NI modeled the impact of the customer shutdowns and overall pause in business on its experience in 2001.

The company’s orders received in December were within the range anticipated in the NI business update conference call on December 4; however, the impact of the expected year-end pause in purchasing expanded to include the rescheduling of approximately $5 million in orders that had been booked as of November 30th and that the company had anticipated shipping in December.  As a result, the company’s December revenue fell short of the expectations expressed on December 4.

NI currently expects that GAAP fully diluted earnings per share (EPS) will be in the range of $0.23 to $0.24 per share for Q4 with non-GAAP fully diluted EPS to be in the range of $0.29 to $0.30 per share. When comparing our guidance with our GAAP and non-GAAP fully diluted EPS in Q4 2007, please note that in Q4 last year NI recognized an $18.3 million tax credit which had the impact of increasing our GAAP and Non-GAAP EPS by $0.23 in Q4 2007.  Excluding this credit, GAAP and non-GAAP EPS for Q4 2007 would have been $0.33 and $0.39, respectively.

National Instruments Reports Preliminary Revenue Estimates of $202 million for Q4 2008
Jan. 2, 2009

“While we believe the industry experienced a significant contraction in Q4, the diversity of our business and the solid execution of our sales force allowed us to gain market share,” said James Truchard, NI president, co-founder and CEO. “Our virtual instrumentation and graphical system design products continued to show slight growth and the significant new products we introduced at NIWeek 2008, including 6.6 GHz RF modular instruments, wireless data acquisition, NI Single-Board RIO, and LabVIEW 8.6 had impressive sales in the quarter.”

NI virtual instrumentation and graphical system design products, which represent more than 90 percent of the company's product portfolio, had approximately 2 percent year-over-year revenue growth in Q4 2008. Sales of NI instrument control products, which represented approximately 7 percent of NI revenue in the quarter, were down approximately 30 percent year-over-year in Q4 2008.

For Q4 2008, the company now expects year-over-year growth in total GAAP and non-GAAP operating expenses to be between 5 percent and 6 percent, down from the 18 percent year-over-year growth the company saw in the first nine months of 2008.

The company’s  revenue estimate anticipates single digit revenue declines in Asia and Europe and single digit revenue growth in the Americas in U.S. dollar terms for Q4 2008 compared to Q4 2007.

With $276M in cash and cash equivalents at the end of September the company’s balance sheet is very strong and during the fourth quarter, the company repurchased 1,989,000 shares of its common stock at an average price of $22.84 per share

2009 Outlook
“Looking into 2009 we plan to sustain our strategic R&D investments and continue a moderated field sales expansion, while stringently managing expenses in all other areas of our business,” said Alex Davern, NI CFO. “As a result the rate of growth in our operating expenses in 2009 will be significantly lower than in 2008.  We will monitor the situation carefully and will provide more detailed guidance in our scheduled call on Jan. 29, 2009.”

National Instruments Reports Preliminary Revenue Estimates of $202 Million for Q4 2008
Jan. 2, 2009

Directionally, the company expects the impact of extended holiday shutdowns by many of its customers to linger well into Q1, and, as a result, it is expecting to see a single-digit year-over-year decline in revenue for Q1. In addition, the company has adjusted its spending plans for 2009 and is currently budgeting for a 3 percent year-over-year increase in total operating expenses in 2009.  This compares to an increase in total operating expenses of approximately 14 percent in 2008. The company will provide more detailed guidance for Q1 2009 in its Q4 2008 conference call on Jan. 29, 2009 at 4:00 p.m. CST.

Preliminary Non-GAAP Results
In addition to disclosing results determined in accordance with GAAP, NI discloses certain non-GAAP operating results that exclude certain charges. In this news release, the company has presented its preliminary results for Q4 2008, on a GAAP and non-GAAP basis. When presenting non-GAAP results, the company includes a reconciliation of the non-GAAP data to the data under GAAP.

The economic substance behind management’s decision to use such non-GAAP measures relates to these charges being non-cash in nature and being a useful measure of the potential future performance of the company’s business. In line with common industry practice and to help enable comparability with other technology companies, the company’s non-GAAP presentation excludes the impact of both stock-based compensation and the amortization of acquisition-related intangibles. Other companies may calculate non-GAAP results differently than NI, limiting the calculation’s usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the company’s performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of these certain GAAP and non-GAAP measures.

Conference Call Information
Interested parties can listen to the Q4 08 conference call today, Jan. 2, beginning at 8:30 a.m. CST, at www.ni.com/call. Replay information is available by calling (888) 203-1112, confirmation code #8652043, from Jan. 2 at 11:00 a.m. CST through Jan. 9 at midnight CST.

National Instruments Reports Preliminary Revenue Estimates of $202 M for Q4 2008
January 2, 2009

Forward-Looking Statements
This release contains “forward-looking statements,” including statements related to NI’s preliminary results for Q4 2008 and 2008, including, as applicable, revenue, revenue by region, GAAP and Non-GAAP operating expenses, GAAP and non-GAAP diluted EPS, sustaining strategic R&D investments, continuing a moderated field sales expansion and stringently managing other expenses. These statements are subject to a number of risks and uncertainties, including the risk of further adverse changes or fluctuations in the global economy as a result of recent challenges the global credit and equity markets face, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs readers to documents it files with the SEC for other risks associated with the company’s future performance.

About National Instruments
National Instruments (www.ni.com) is transforming the way engineers and scientists design, prototype and deploy systems for measurement, automation and embedded applications. NI empowers customers with off-the-shelf software such as NI LabVIEW and modular cost-effective hardware, and sells to a broad base of more than 25,000 different companies worldwide, with no one customer representing more than 3 percent of revenue and no one industry representing more than 10 percent of revenue. Headquartered in Austin, Texas, NI has more than 5,000 employees and direct operations in more than 40 countries. For the past nine years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company’s investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati.

Reconciliation of GAAP diluted EPS guidance to non-GAAP diluted EPS for Q4 2008:

Q4 2008

Range of diluted GAAP net EPS	$0.23 - $0.24
Estimated stock-based compensation and amortization of acquired intangibles	$0.06

Range of diluted non-GAAP net EPS	$0.29 - $0.30

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